Exhibit 10.16
November 14, 2024
Re: Amended and Restated Offer Letter
Dear Dave:
This letter amends and restates your offer letter, dated August 4, 2022, in its entirety. On behalf of Upwork Inc. (the “Company”), I am pleased to confirm your continued full-time employment in the position of General Manager, Vice President II, Marketplace, reporting to Hayden Brown, President and Chief Executive Officer. You will continue to work remotely to the extent consistent with the Company’s policies and guidelines from time to time, but will be expected to come into the Company’s principal offices in the San Francisco Bay Area as requested by the Company and will be expected to travel to other locations, as required in connection with the performance of your duties with the Company.
The terms of our offer and the benefits currently provided by the Company are as follows:
1.Position. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit or impair you from performing your duties for the Company.
2.Cash Compensation. Your base salary will be $448,305 per year, payable in accordance with the Company’s standard payroll practices. The base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Annual Bonus. You will be eligible to participate in the Company’s 2024 performance bonus plan (the “Bonus Plan”), with a target bonus eligibility of not less than 60% of the base salary you are actually paid for service during 2024. Because the bonus is calculated based on actual salary payments, your bonus under the Bonus Plan will be effectively pro-rated in the event of any leave of absence during the year. Your bonus eligibility is subject to the terms of the Bonus Plan in effect from time to time, which will be provided to you.
4.Benefits. The Company currently has an unlimited time off policy, and you will be eligible to take time off work with pay in accordance with the Company’s time off policies then in effect. You will also be eligible to participate in benefit plans established by the Company for its employees from time to time.
5.Separation Benefits. You will continue to be eligible to receive certain change in control and severance payments and benefits under the Change in Control and Severance Agreement between you and the Company.

6.At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations, whether written or oral, that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
7.Confidentiality and Intellectual Property; Arbitration. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreement by and between you and the Company and the Dispute Resolution Agreement by and between you and the Company.
8.Former Employer or Third-Party Information. You will not, at any time during your employment with the Company, improperly use, retain or disclose any confidential or proprietary material of any former employer or other third party, whether or not it was created by you, or violate any other obligations, including non-compete provisions, you may have to any former employer or other third party. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.
9.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice; No Reliance. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
10.Entire Agreement. Except to the extent otherwise explicitly provided herein, this letter agreement, and the agreements incorporated herein by reference, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer.
11.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

12.General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures.
[Signature Page Follows]

On behalf of the Company,
Upwork Inc.

By: /s/ Hayden Brown
Hayden Brown
President and Chief Executive Officer

I agree to and accept continued employment with the Company on the terms and conditions set forth in this amended and restated offer letter. I understand and agree that my employment with the Company is at will.

/s/ Dave Bottoms Date: November 14, 2024
Dave Bottoms

[Signature Page to Offer Letter]